Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com
Synaptics Reports Record Fiscal Third Quarter Financial Results
•	Record fiscal third quarter revenue, net income and EPS
•	Strong Notebook TouchPadTM and Mobile ClearPadTM performance
•	Additional $100 million approved for share repurchase program
Santa Clara, CA – April 22, 2010 – Synaptics Inc. (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported record fiscal third quarter revenue, net income, and earnings per share for the three-month period ended March 31, 2010.
Net revenue for the third quarter of fiscal 2010 was $116.2 million, an increase of approximately 16% from net revenue of $100.6 million for the third quarter of fiscal 2009 and a decrease of approximately 13% from net revenue of $133.3 million for the previous quarter.
Net income for the third quarter of fiscal 2010 was $11.6 million, or $0.33 per diluted share, compared with net income of $5.4 million, or $0.15 per diluted share, for the third quarter of fiscal 2009 and net income of $12.2 million, or $0.35 per diluted share, for the previous quarter.
Non-GAAP net income for the third quarter of fiscal 2010, which excludes non-cash share-based compensation and tax benefit from a loss carryback, was $16.3 million, or $0.46 per diluted share, compared with net income of $13.4 million, or $0.38 per diluted share, for the third quarter of fiscal 2009 and net income of $21.7 million, or $0.62 per diluted share, for the previous quarter. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“Synaptics delivered record fiscal third quarter results and double-digit revenue growth on a year-over-year basis, reflecting better than seasonal trends in both notebook PC and mobile phone applications, coupled with strong acceptance of our technology,” stated Tom Tiernan, President and CEO. “We expect to end fiscal 2010 on a high note based on demand for our product offerings. As an innovation leader, Synaptics continues to be at the forefront of the industry for touch-based human interface solutions.”
PC revenue of $72.9 million represented 63% of total revenue for the quarter and increased 44% from the comparable period last year. Synaptics benefited from better than expected demand from the notebook market and continued to drive increasing penetration of its multi-finger gesture enabled TouchPad and innovative ClickPad offerings.

Non-PC revenue of $43.3 million comprised 37% of total revenue for the quarter, with 36% generated by mobile phone applications. Performance from the mobile market reflected increasing adoption of Synaptics’ high-quality capacitive touchscreen solutions by a growing number of major mobile handset manufacturers. Revenue from the portable digital entertainment market was down from the previous quarter, as expected.
Cash and short-term investments at March 31, 2010 totaled $168.7 million compared with $140.0 million at December 31, 2009.
Kathy Bayless, CFO, added, “Considering backlog of approximately $90 million entering the quarter, expected product mix, customer order patterns, and customer forecasts, we anticipate revenue in the June quarter to be between $136 million and $146 million, an increase of 18% to 26% over the comparable quarter last year. This outlook reflects continuing positive trends in our core markets.”
Synaptics’ board of directors approved an additional $100 million for the stock repurchase program expiring in April 2012. The $38.1 million remaining under the prior authorization, which was set to expire in July 2010 has been extended, such that $138.1 million remains available for the repurchase of company stock through April 2012.
Earnings Call Information
The Synaptics third quarter fiscal 2010 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, April 22, 2010, during which the Company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-1427 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices, including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The Company is headquartered in Santa Clara, Calif. www.synaptics.com
NOTE: Synaptics, TouchPad, ClickPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.

Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation, non-cash interest charges, and other items as a supplemental measure of operating performance. Net income excluding share-based compensation, non cash interest charges, and other items is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The Company presents net income excluding share-based compensation, non-cash interest charges, and other items because it considers it an important supplemental measure of its performance. The Company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of non-cash compensation charges, non-cash interest charges, and other items. Net income excluding share-based compensation, non-cash interest charges, and other items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP net income. The principal limitations of this measure are that it does not reflect the Company’s actual expenses and may thus have the effect of inflating its net income and net income per share.
Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the market’s strong acceptance of Synaptics’ technology, Synaptics’ expectations to end fiscal 2010 on a high note based on demand for its product offerings, Synaptics’ position as an innovation leader and its position in the industry for touch-based human interface solutions, the better than expected demand from the notebook market and Synaptics’ ability to continue to drive increasing penetration of its multi-finger gesture-enabled TouchPad and innovative ClickPad offerings, Synaptics’ anticipated revenue for the quarter ending June 30, 2010, and the continuing positive trends Synaptics sees for its products within the markets in which it participates. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ reports filed with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2009. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	June 30,
	2010	2009 *

Assets
Current assets:
Cash and cash equivalents	$168,665	$169,036
Short term investments	—	22,934

Total cash, cash equivalents, and short-term investments	168,665	191,970
Receivables, net of allowances of $513 and $513, respectively	87,992	84,739
Inventories	18,208	14,950
Prepaid expenses and other current assets	3,723	3,094

Total current assets	278,588	294,753

Property and equipment, net	25,378	25,431
Goodwill	1,927	1,927
Non-current auction rate securities	28,816	28,767
Other assets	20,494	25,272

Total assets	$355,203	$376,150

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$48,204	$32,210
Accrued compensation	10,284	8,450
Income taxes payable	7,928	9,128
Current deferred tax liability	—	10,225
Other accrued liabilities	15,483	11,813
Notes payable	—	63,234

Total current liabilities	81,899	135,060

Convertible senior subordinated notes	2,305	—
Other liabilities	18,553	18,484

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 44,461,849 and 43,779,011 shares issued, and 33,590,536 and 34,690,911 shares outstanding, respectively	44	44
Additional paid in capital	332,839	293,666
Less: 10,871,313 and 9,088,100 treasury shares, respectively, at cost	(281,932)	(237,387)
Retained earnings	199,791	166,154
Accumulated other comprehensive income	1,704	129

Total stockholders’ equity	252,446	222,606

Total liabilities and stockholders’ equity	$355,203	$376,150

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009*	2010	2009*

Net revenue	$116,212	$100,595	$369,127	$357,975
Cost of revenue (1)	68,910	59,888	219,672	212,869

Gross margin	47,302	40,707	149,455	145,106
Operating expenses
Research and development (1)	21,212	17,286	63,629	49,031
Selling, general, and administrative (1)	14,635	12,786	44,974	41,070

Total operating expenses	35,847	30,072	108,603	90,101

Operating income	11,455	10,635	40,852	55,005
Interest income	200	538	772	2,770
Interest expense	(4)	(1,374)	(2,395)	(5,654)
Loss on early retirement of debt	—	—	—	(1,053)
Net loss on investments	—	(2,894)	(443)	(9,403)

Income before income taxes	11,651	6,905	38,786	41,665
Provision for income taxes (2)	45	1,499	5,149	5,973

Net income	$11,606	$5,406	$33,637	$35,692

Net income per share:
Basic	$0.35	$0.16	$0.99	$1.05

Diluted	$0.33	$0.15	$0.95	$1.01

Shares used in computing net income per share:
Basic	33,526	34,062	33,826	33,845

Diluted	35,095	35,243	35,371	35,291

(1) Includes share-based compensation charges of:

Cost of revenue	$553	$437	$1,816	$1,250
Research and development	3,328	2,295	10,772	6,273
Selling, general, and administrative	4,314	3,371	14,751	10,117

	$8,195	$6,103	$27,339	$17,640

(2) Includes tax benefit for share-based compensation charges of:

	$1,735	$1,712	$7,042	$5,449

Non-GAAP net income per share:
Basic	$0.48	$0.39	$1.63	$1.79

Diluted	$0.46	$0.38	$1.56	$1.72

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.

SYNAPTICS INCORPORATED
Computation of Basic and Diluted Net Income Per Share
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009*	2010	2009*

Numerator:
Basic and diluted net income	$11,606	$5,406	$33,637	$35,692

Denominator:
Shares, basic	33,526	34,062	33,826	33,845
Effect of dilutive share-based awards	1,569	1,181	1,545	1,446

Shares, diluted	35,095	35,243	35,371	35,291

Net income per share:
Basic	$0.35	$0.16	$0.99	$1.05

Diluted	$0.33	$0.15	$0.95	$1.01

Computation of non-GAAP basic and diluted net income per share (unaudited):

Numerator:
Reported net income	$11,606	$5,406	$33,637	$35,692
Non-GAAP adjustments (net of tax):
Loss on early retirement of debt	—	—	—	643
Net loss on investments	—	2,894	443	9,403
Non-cash interest expense	—	680	1,192	2,774
Discrete tax items	(1,815)	—	(370)	—
Share-based compensation	6,460	4,391	20,297	12,191

Non-GAAP basic and diluted net income	$16,251	$13,371	$55,199	$60,703

Non-GAAP net income per share:
Basic	$0.48	$0.39	$1.63	$1.79

Diluted	$0.46	$0.38	$1.56	$1.72

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.